Exhibit 5.3

[Sullivan & Cromwell LLP Letterhead]

September 14, 2018

BHP Billiton Finance (USA) Limited

Level 15

171 Collins Street

Melbourne Vic 3000

Australia

BHP Billiton Limited

Level 18

171 Collins Street

Melbourne Vic 3000

Australia

BHP Billiton Plc

Nova South

160 Victoria Street

London SW1E 5LB

United Kingdom

Re:	BHP Billiton Finance (USA) Limited: Registration Statement

Dear Ladies and Gentleman:

1.	INTRODUCTION

We have acted as advisers as to matters of English law to BHP Billiton Plc (the “Company”) in connection with the registration by BHP Billiton Finance (USA) Limited, a corporation organised under the laws of the Commonwealth of Australia (the “Issuer”), a wholly-owned subsidiary of BHP Billiton Limited (the “Australian Guarantor”) under the United States Securities Act of 1933 (the “Act”) of an indeterminate amount of the Issuer’s debt securities (the “Debt Securities”) on Form F-3 (as filed with the U.S. Securities and Exchange Commission under the Act on the date hereof, the “Registration Statement”) and the guarantees in respect thereof of the Australian Guarantor and the Company.

2.	DOCUMENTS

In our capacity as English counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(a)

a conformed copy of the Indenture dated April 17, 2003 relating to the Issuer’s debt securities (the “Indenture”), among the Issuer, the Company, the Australian Guarantor and The Bank of New York Mellon as successor trustee (the “Trustee”) to Citibank N.A.;

(b)	the Registration Statement;

(c)	the form of global security set forth in Section 2.02 of the Indenture;

(d)	the form of guarantee to be given by the Company relating to each global security (the “Guarantee”) set out in Section 2.05 of the Indenture;

(e)	a copy of the certificate of incorporation and certificates of change of name in respect of the Company;

(f)

copies of resolutions adopted by the directors of the Company and the Australian Guarantor (including committees thereof) held on August 23 and 24, 2001, February 7 and 8, 2002, April 8, 2003, January 28 and 29, 2009, October 2, 2009, August 15-16 and 22, 2012, September 14, 2012, September 10, 2015 and August 8-9, 2018;

(g)	a copy of the memorandum and articles of association of the Company as in force as at the date of this opinion (the “Memorandum and Articles”); and

(h)	a secretary’s certificate dated September 14, 2018 from Margaret Taylor, as the secretary of the Company (the “Secretary’s Certificate”).

In this opinion, the Indenture, the Debt Securities and the Guarantee are referred to together as the “Principal Documents”, unless the context requires otherwise.

3.	SEARCHES AND ENQUIRIES

For the purposes of this opinion, we have made the following searches and enquiries:

(a)

a search against the entries and filings shown in respect of the Company on the Companies House online beta service at 2:26 p.m. (London time) on September 13, 2018 which revealed no order or resolution for the winding up of the Company and no notice of the appointment of a receiver or administrator in relation to the Company (we are assuming that there has been no change of this position since the time and date the search was made); and

(b)

a telephone enquiry of the Central Registry of Winding-up Petitions made at 2:52 p.m. (London time) on September 13, 2018 which revealed no record of the presentation of any petition for the winding up of the Company (we are assuming that there has been no change of this position since the time and date the search was made).

We have also relied as to certain matters upon information obtained from officers of the Company and other sources believed by us to be responsible.

4.	OPINION

Based on the foregoing and on the assumptions set out at 6, subject to the limitations set out at 5 and the reservations set out at 7, we are of the opinion that:

(a)	under the laws of England and Wales, the Company has been duly incorporated and is not in liquidation under English law and that when:

(i)	the Registration Statement has become effective under the Act;

(ii)

the terms of the Debt Securities and, if required under the Indenture, the Guarantee, and the terms of the issuance and sale of the Debt Securities and the Guarantee have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(iii)

the Debt Securities have been duly executed and authenticated and, if required under the Indenture, the Guarantee of the Company have been duly authorised and executed, in each case in accordance with the Indenture and the Company Minutes; and

(iv)	the Debt Securities and the Guarantee have been issued and sold as contemplated in the Registration Statement,

so far as English law is concerned, the Guarantee of the Company will be validly issued and will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, re-organisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)

the statements in the Registration Statement under the heading “Material Tax Consequences—United Kingdom Taxation” were, and as at the date hereof are, an accurate summary of the United Kingdom withholding tax position in relation to payments made in respect of the Debt Securities by the Company pursuant to the Guarantee and of the incidence of directly assessed United Kingdom taxation on such payments.

5.	LIMITATIONS

The foregoing opinion is limited to the matters stated herein and no opinion may be inferred or implied except as expressly stated herein. No opinion is expressed on matters of fact. The foregoing opinion speaks as of the date hereof as based on the documents identified above.

The foregoing opinion is limited to matters of English law, UK tax law and HM Revenue & Customs’ published practice as at the date of this opinion and we express no opinion as to the effect of the laws of any other jurisdiction. In particular, for purposes of this opinion we have made no investigation of the laws of the State of New York or the federal laws of the United States of America and in this opinion we do not express any views on such laws. Each of the Principal Documents is expressed to be governed by the laws of the State of New York. We have assumed that so far as the laws of the State of New York and the federal laws of the United States of America are concerned, the Principal Documents to which the Company is a party constitute its legal, valid and binding obligations and that such laws do not qualify or affect our opinion as set out above. Other than the matters set out in section 4(b), we express no opinion as to UK tax law or HM Revenue & Customs’ published practice, nor do we express any opinion as to the tax laws, regulation or practice in any other jurisdiction. We also express no opinion on European Community law as it affects any jurisdiction other than England. This opinion is governed by, and shall be construed in accordance with, English law.

6.	ASSUMPTIONS

For the purposes of this opinion, we have, with your agreement, assumed:

(a)

the genuineness of all signatures, stamps and seals on all documents submitted to us, the completeness and authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us;

(b)

that the meetings of the directors of the Company and the Australian Guarantor held on August 23 and 24, 2001, February 7 and 8, 2002, April 8, 2003, January 28 and 29, 2009, October 2, 2009, August 15-16 and 22, 2012, September 14, 2012, September 10, 2015 and August 8-9, 2018 were duly convened and held; that on each occasion the requisite quorum was present; and that the resolutions appearing in the Company Minutes are a true record of such proceedings at such meetings and are in full force and effect and have not been amended, revoked or suspended as at the date hereof;

(c)	the accuracy as of the date thereof of the statements in the Secretary’s Certificate and that all such statements remain accurate as of the date of this opinion;

(d)	the giving of the Guarantee will not cause the limit contained in the Company Minutes or any other borrowing limit applicable to the Company to have been exceeded;

(e)

that the execution and delivery of the Principal Documents to which the Company is a party and the performance of its obligations thereunder will promote the success of the Company for the benefit of its members as a whole;

(f)

that the directors of the Company (including in their capacity as members of any committee thereof) acted in good faith and in accordance with their duties in Sections 171 to 177 (inclusive) of the Companies Act 2006 in approving the Principal Documents to which the Company is a party;

(g)

that no law of any jurisdiction outside England would render the execution, delivery, or performance of the terms of the Principal Documents illegal or ineffective and that, insofar as any obligation under the Principal Documents falls to be performed in any jurisdiction other than England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(h)

that each of the Principal Documents is legal, valid, binding and enforceable under the laws of the State of New York by which it is expressed to be governed and each of the Debt Securities (upon issue) will constitute evidence of the legal, valid, binding and enforceable obligations of the Company under the laws of the State of New York by which it is expressed to be governed; and

(i)

that each of the Principal Documents has been duly authorised, executed and delivered by each of the parties thereto (other than, so far as English law is concerned, the Company), that the performance thereof is within the capacity and powers of each such party (other than, so far as English law is concerned, the Company in relation to the Guarantee) and that it constitutes valid and binding obligations of each of the parties thereto (other than, so far as English law is concerned, the Company in relation to the Guarantee).

7.	RESERVATIONS

This opinion is subject to the following reservations:

(a)	we express no opinion as to:

(i)

the validity and legally binding nature of the obligations of the Company under the Principal Documents (except, so far as English law is concerned, the Guarantee) or the enforceability of the Principal Documents;

(ii)

the due authorisation, execution and delivery by the Company of, or the validity and legally binding nature of the obligations of the Company under, any agreement or document entered into by the Company, other than, so far as English law is concerned, the Guarantee;

(iii)	any liability to tax which may arise or be suffered as a result of or in connection with the execution, delivery and performance of the Principal Documents;

(iv)

whether the execution, delivery and performance by the Company of the Principal Documents would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which either is a party; and

(v)	bankruptcy, insolvency, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights;

(b)	the searches on the Companies House online beta service referred to above are not conclusively capable of revealing whether or not:

(i)	a winding up order has been made in respect of a company; or

(ii)	a resolution for the winding up of a company has been passed; or

(iii)	an administration order has been made in respect of a company; or

(iv)	a receiver, administrative receiver, liquidator or administrator has been appointed in respect of a company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the electronic records of the relevant company immediately; and

(c)

the enquiry with the Central Registry of Winding-up Petitions referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether any petition for the appointment of an administrator has been presented to, or any administration order has been made by, such County Court against the relevant companies.

8.	CONSENT TO FILING

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Sullivan & Cromwell LLP